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                                                                      EXHIBIT 12


                         CENTRAL GARDEN & PET COMPANY

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                            (Dollars in thousands)

                                                September 28,   September 27,  September 26,  September 25,  September 30,
                                                    1996            1997           1998           1999           2000
                                                -------------  -------------  -------------  -------------  -------------
Income (loss) before income taxes.............    $14,465         $30,368        $58,095        $43,733        $(6,598)
Fixed charges (1).............................      4,826           7,609          8,807         13,755         24,841
                                                ---------       ---------      ---------      ---------      ---------
   Total earnings and fixed charges...........     19,291          37,977         66,902         57,488         18,243

Fixed charges (1).............................    $ 4,826         $ 7,609        $ 8,807        $13,755        $24,841

Ratio of earnings to fixed charges............       4.00            4.99           7.60           4.18           0.73
                                                =========       =========      =========      =========      =========
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(1)  Fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.